Rule 424(b)(3)
                                            File Nos. 333-66467 and 333-66467-01


PRICING SUPPLEMENT NO. 13 DATED APRIL 22, 1999
(To Prospectus Dated November 10, 1998, as Supplemented November 10, 1998)

                     COUNTRYWIDE HOME LOANS, INC.
                      MEDIUM-TERM NOTES, SERIES H

                     UNCONDITIONALLY GUARANTEED BY
                  COUNTRYWIDE CREDIT INDUSTRIES, INC.
                           FIXED RATE NOTES
                           ----------------


Trade Date:             April 22, 1999      Book Entry: |X|
Issue Price:            100%                Certificated: |_|
Original Issue Date:    April 30, 1999       Principal Amount:    $ 15,000,000
Stated Maturity Date:   April 30, 2019       Net Proceeds:        $ 14,722,500
Interest Rate:          7.00%               Specified Currency:  U.S. Dollars

Exchange Rate Agent:    N/A

Agent:                  Countrywide Securities Corporation

Minimum Denomination:   $1,000
Interest Payment Dates: April 30 and October 30, commencing October 30, 1999
Record Dates:           April 15 and October 15

Redemption:                                 Repayment:

Check box opposite applicable paragraph:    Check box opposite applicable
                                              paragraph:
|X| The Notes cannot be redeemed prior to   |X| The Notes cannot be repaid prior
  maturity.                                   to maturity.
| | The Notes may be redeemed prior to      |_| The Notes may be repaid prior to
  maturity.                                   maturity.
Initial Redemption Date:                    Optional Repayment Dates:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction,
  if any:

Additional/Other Terms:

                               --------------

     The Notes to which this Pricing Supplement relates will be unsecured and unsubordinated indebtedness of CHL and will rank equally with CHL's other unsecured and unsubordinated indebtedness. As of February 28, 1999, the Guarantor did not have any secured indebtedness outstanding and CHL had $87,635,000 aggregate principal amount of secured indebtedness outstanding.
As of that date, CHL had $8,216,382,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with CHL's other unsecured and unsubordinated indebtedness and will rank equally with the Notes to which this Pricing Supplement relates.